Exhibit 2(b)
THE MILLWORK TRADING CO., LTD.
1359 Broadway, 21st Floor
New York, New York 10018
June 1, 2006
Oxford Industries, Inc.
222 Piedmont Avenue, N.E.
Atlanta, GA 30308-3391
Dear Gentlemen:
          Reference is made to that certain Purchase Agreement (the “Purchase Agreement”), dated May 1, 2006, between THE MILLWORK TRADING CO., LTD. d/b/a LI & FUNG USA, a Delaware corporation (“Buyer”), and OXFORD INDUSTRIES, INC., a Georgia corporation (“Seller”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement.
     WHEREAS:
A. Buyer and Seller have previously entered into the Purchase Agreement pursuant to which Buyer has agreed to acquire certain assets of the Business of Seller.
B. Buyer and Seller desire to amend the Purchase Agreement by this agreement (the “Amendment”) as specifically set forth below.
     NOW, THEREFORE:
     Buyer and Seller hereby agree to amend the Purchase Agreement as follows:
     1. Article I. The definition of “Goods-In-Transit” in Article I of the Purchase Agreement is deleted in its entirety and replaced with the following:
     “Goods-in-Transit” means all goods ordered or purchased by the Business pursuant to Purchase Orders pending as of the Closing Date, which goods (i) have not yet been delivered to Seller’s distribution center as of the Closing, and (ii)(A) are shipped consigned to Seller or Seller’s letter-of-credit-issuing bank pursuant to a bill of lading or air waybill dated not later than June 18, 2006 or (B) are shipped consigned to Seller pursuant to a bill of lading or air waybill dated on or after June 19, 2006 but for which Seller had, in good faith, booked a shipping date not later than June 18, 2006. For purposes of the definition “Goods-in-Transit,” “Purchase Orders” mean all purchase orders, purchase memos and similar contracts, commitments and undertakings to purchase goods.

     2. Schedule 4.6. Schedule 4.6(a) is hereby amended to add to the information included in Exhibit A to this Amendment.
     3. Schedule 6.8. Schedule 6.8 of the Purchase Agreement (Employee Incentive Program) is deleted in its entirety and replaced with Schedule 6.8, attached hereto and incorporated herein.
     4. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     5. Severability. If any provision of this Amendment shall be held to be invalid or unenforceable, in whole or in part, neither the validity nor the enforceability of the remainder hereof shall in any way be affected.
     6. Amendments and Waivers. No provision of this Amendment may be amended or waived without the prior written consent of each of the other parties hereto.
     7. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of New York.
     8. No Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     9. Counterparts; Integration. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same instrument. This Amendment together with the Purchase Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
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     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first above written.

OXFORD INDUSTRIES, INC.
By:	/s/ Thomas C. Chubb III
	Name:	Thomas C. Chubb III
	Title:	Executive Vice President

THE MILLWORK TRADING CO., LTD.
By:	/s/ Thomas Haugen
	Name:	Thomas Haugen
	Title:	President